Exhibit 12




              BURLINGTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                        Computation of Ratio of Earnings
                                to Fixed Charges
                             (Amounts in thousands)






                                                  Fiscal Year Ended
                                       ----------------------------------------
                                       September 27, September 28, September 30,
                                           1997          1996          1995
                                       ------------  ------------  ------------

Income before income taxes ...........  $  96,371     $  75,350     $ 120,101
Interest expense .....................     60,062        65,936        56,294
Imputed interest on rent expense .....      4,938         5,006         4,636
                                        ---------     ---------     ---------
        Total earnings ...............  $ 161,371     $ 146,292     $ 181,031
                                        ---------     ---------     ---------

Interest expense .....................  $  60,062     $  65,936     $  56,294
Imputed interest on rent expense .....      4,938         5,006         4,636
                                        ---------     ---------     ---------
        Total fixed charges ..........  $  65,000     $  70,942     $  60,930
                                        ---------     ---------     ---------

Ratio of earnings to fixed charges ...        2.5           2.1           3.0
                                        =========     =========     =========